EXHIBIT 10.2

Pandora Media Corporate Incentive Plan for Fiscal Year 2012

The Pandora Media Inc. (“Pandora”) Corporate Incentive Plan for Fiscal Year 2012 (the “Plan”) is designed to reward eligible employees for their efforts toward the accomplishment of Pandora’s goals during the Plan Year. For purposes of the Plan, “Plan Year” means Pandora’s fiscal year starting February 1, 2011 through and including January 31, 2012, but, as further described below, eligible employees may receive a partial mid-year bonus.

Eligibility

Eligibility under the Plan does not represent a commitment or guarantee that you will receive any payment under the Plan. If, for any reason, you are not an active Pandora employee on the bonus payment date, you will not be eligible to receive a bonus under the Plan. Furthermore, the decision to pay any bonus under the Plan remains in the full discretion of the Compensation Committee of Pandora’s Board of Directors.

Selected employees at the manager or equivalent level and all employees at the director level and above are eligible (an “Eligible Position”). An eligible employee must remain an employee in good standing on the date that bonuses are paid to receive any payment under the Plan.

New Hires and Promotions into Eligible Positions. Eligible employees hired or promoted into an Eligible Position after February 2011 will have any bonus prorated to reflect the length of time employed in an Eligible Position during the Plan Year. However, employees hired after June 1, 2011 will not be eligible for a Mid-Year Bonus (as defined below), and employees hired after December 1, 2011 will not be eligible for the Plan.

Changes Between Eligible Positions. Eligible employees who move from one Eligible Position to another Eligible Position with a different Target Bonus will have any bonus prorated to reflect the different Target Bonus amounts based on the length of time employed in each Eligible Position.

Target Bonus Opportunity

Each Eligible Position is assigned a target bonus amount (“Target Bonus”), expressed as a percentage of earned salary for the applicable period. Your manager will discuss your Target Bonus with you.

Plan Administration

The Compensation Committee will have sole discretion to determine whether any percentage of Target Bonus will be paid under the Plan, in amounts ranging from 0% to over 100% of Target Bonus, depending solely upon its assessment of Pandora’s overall performance measured against objectives that the Compensation Committee and management will discuss from time to time. Pandora and the Compensation Committee may amend, suspend or terminate the Plan at any time and in any manner. All payments under the Plan are discretionary and may be reduced or eliminated in the sole discretion of the Compensation Committee.

The Incentive Committee of Pandora (the “Incentive Committee”) is responsible for administering the Plan with respect to employees who are not executive officers (“Non-Executive Employees”), subject to the direction of the Compensation Committee. Members of the Incentive Committee include the Chief

Financial Officer, General Counsel, and the Vice President of Human Resources. The Incentive Committee will, in its discretion, determine a Non-Executive Employee’s eligibility under the Plan, including whether part-time employees are eligible and whether Pandora will pay prorated bonuses for Non-Executive Employees who retire (and, if so, the retirement criteria) or die during the Plan Year.

All determinations, interpretations, rules and decisions of the Compensation Committee and/or the Incentive Committee shall be conclusive and binding upon all persons claiming to have any interest or right under the Plan.

Bonus Payments

In order to receive any payment under the Plan, an eligible employee must remain an active employee on the date that bonuses are paid. If, before a bonus payment date, your employment is terminated (whether by you or by Pandora, regardless of the reason), you will not be eligible to receive a bonus under the Plan.

Mid-Year Bonus – In the sole discretion of the Compensation Committee, a “Mid-Year Bonus” of up to 25% of each eligible employee’s Target Bonus may be paid during the year based on the Compensation Committee’s assessment of Pandora’s performance through July 31, 2011.

Year-End Bonus – A year-end bonus (with the percentage of Target Bonus determined by the Compensation Committee in its sole discretion) may be paid based on the Compensation Committee’s assessment of Pandora’s performance for the fiscal year ending January 31, 2012, less any Mid-Year Bonus previously paid.

If the Compensation Committee approves payment under this Plan, each eligible employees will receive the same percentage of his or her Target Bonus. However, the foregoing does not limit the Compensation Committee’s authority to award discretionary bonuses to individuals outside of the Plan.

Operating Guidelines

No eligible employee may rely on any verbal or other information outside of this Plan. Pandora reserves the right to amend, discontinue or make significant changes to the Plan at any time and for any reason, with or without notice. Eligibility for a bonus under this Plan does not guarantee eligibility for any future payments or bonus programs.

At Will Employment

Nothing in the Plan shall confer upon any employee or other Plan participant any right to continued employment or service with Pandora for any specific duration or otherwise restrict in any way the rights of Pandora or any employee to terminate an eligible employee’s employment at any time, for any reason, with or without cause.

Tax Withholding

Pandora shall withhold from the payments under the Plan all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions, and as a condition precedent to payment under the Plan, all recipients shall make arrangements satisfactory to Pandora for the payment of any personal income or other taxes. All payments hereunder are intended to qualify for the short-term deferral exception from Section 409A of the Internal Revenue Code and, if required to qualify for such exception, shall be made no later than 2 and 1/2 months following the end of the taxable year in which an individual becomes legally entitled to, or vested in, a payment hereunder.

Miscellaneous

This Plan is unfunded. In no event may a participant sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan or relating hereto. At no time will any such right or interest under the Plan be subject to the claims of any participant’s creditors or liable to attachment, execution or other legal process.

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